Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

TECHNOLOGY RESEARCH CORPORATION REPORTS FISCAL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

RECORD EARNINGS AND A STRATEGIC ACQUISITION HIGHLIGHT FISCAL YEAR RESULTS

CLEARWATER, FLORIDA, June 7, 2010 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its fiscal year and fourth quarter ended March 31, 2010.

Revenue was $34.8 million for the fiscal year ended March 31, 2010, an increase of $1.1 million from revenue of $33.7 million for the fiscal year ended March 31, 2009.  Net income for the fiscal year ended March 31, 2010 was $2.8 million or $.47 per diluted common share compared with net income of $1.6 million or $0.27 per diluted common share for the fiscal year ended March 31, 2009.

As previously announced on March 31, 2010, TRC acquired 100% of the stock of Patco Electronics, Inc. (“Patco”) from its shareholders for $5.0 million in cash, approximately 675,000 shares of TRC common stock and contingent cash payments if certain revenue targets for Patco related sales are met for either or both of the two years after the closing of the transaction.  The cash portion of the purchase price was funded with cash on hand.  The acquisition is expected to be accretive to TRC’s earnings per share in its fiscal year ending March 31, 2011.  As the Patco acquisition will involve significant amortization of intangibles in fiscal 2011, future earnings releases will be supplemented by an EBITDA analysis.

Revenue was $7.9 million for the fiscal quarter ended March 31, 2010, which was flat with revenue of $8.0 million for the fiscal quarter ended March 31, 2009.  Net loss for the fourth fiscal quarter ended March 31, 2010 was ($0.1) million or ($.01) per diluted common share compared with net income of $0.4 million or $.06 per diluted common share for the fiscal quarter ended March 31, 2009.  Fourth quarter expenses in fiscal year 2010 included $0.5 million of non-deductible expenses incurred to purchase Patco.

Orders for the fiscal year were $26.0 million, a decrease of $14.8 million from the prior fiscal year.  Military orders were $10.5 million, a decrease of $13.1 million from the previous year and commercial orders were $15.4 million, a decrease of $1.7 million from the prior year.  Orders for the fourth fiscal quarter were $9.0 million, a decrease of $5.8 million from the same fiscal quarter last year.  Military orders were $5.3 million, a decrease of $6.7 million from the fourth fiscal quarter of the previous year and commercial orders were $3.7 million, an increase of $0.9 million from the fourth quarter of the prior year.  The decrease in military orders is principally due to our prime military customer releasing full calendar year orders prior to the closing of our fiscal 2009 year, resulting in orders for the fourth quarter and full year of fiscal 2009 being uncharacteristically high.

Net cash and cash equivalents and short-term investments were approximately $8.2 million at March 31, 2010, after payment of $5.0 million for the cash portion of the Patco purchase price, an increase of approximately $2.3 million from March 31, 2009.

Owen Farren, President & CEO said, “Fiscal year 2010 resulted in record net income and strong cash flow from operations as the Company began to realize the benefits of our strategic initiatives to migrate the business to being more of a solutions based electrical applications technology provider. At the same time the financial strength of the Company allowed us to complete the self funded acquisition of Patco which is a further step in executing on our strategy to deliver future growth to our shareholders.

Mr Farren added, “With the current strength of our balance sheet and the increased diversification in our product portfolio, I feel confident that the Company is well positioned to capitalize on the emerging opportunities of intelligent power management in both our Commercial and Military markets.

The fourth quarter dividend of $.02 per share was paid on April 15, 2010 to shareholders of record as of March 31, 2010.

************

TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology.  These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.  More information is available at www.trci.net.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

    TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share and per share data)

Three Months Ended March 31,			Year Ended March 31,
	2010	2009	2010	2009
Revenue:
Commercial	$4,140	3,562	14,709	18,582
Military	3,619	4,215	19,706	14,674
Royalties	160	207	418	477
Total revenue	7,919	7,984	34,833	33,733
Cost of sales	4,994	5,126	21,196	22,266
Gross profit	2,925	2,858	13,637	11,467

Operating expenses:
Selling and marketing	582	687	2,444	2,899
General and administrative	979	954	3,896	4,627
Research and development	693	665	2,589	2,381
Acquisition related expenses	515	-	515	-
Total operating expenses	2,769	2,306	9,444	9,907
Income from operations	156	552	4,193	1,560

Other income (expense):
Other income, net	24	45	29	590
Interest expense	-	-	-	(10)
Other income (expense) net	24	45	29	580
Income before income taxes	180	597	4,222	2,140
Income tax expense	256	208	1,384	500
Net income (loss)	$(76)	389	2,838	1,640

Earnings per share - basic	$(0.01)	0.06	0.48	0.27

Earnings per share - diluted	$(0.01)	0.06	0.47	0.27

Shares outstanding - basic	5,931,954	5,890,828	5,902,532	5,890,828

Shares outstanding - diluted	6,074,212	5,899,814	5,996,599	5,897,237

Dividend Paid	0.02	0.02	0.08	0.08

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (In thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$8,216	$2,954
Short-term investments	-	3,996
Trade and other accounts receivable, net	4,400	5,372
Income taxes receivable	29	631
Inventories	7,315	8,013
Deferred income taxes	729	622
Prepaid expenses and other current assets	299	265
Total current assets	20,988	21,853

Property, plant and equipment, net	3,123	3,189
Intangible asset, net	3,929	404
Goodwill	5,465	-
Other assets	33	33
Total assets	$33,538	$25,479

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,423	1,309
Unsettled treasury obligation	-	998
Accrued expenses	1,720	1,422
Accrued dividends	134	121
Total current liabilities	3,277	3,850
Income taxes payable	303	111
Deferred income taxes	2,460	37
Patco earn-out	738	-
Total liabilities	6,778	3,998

Stockholders' equity:
Common stock	3,379	3,015
Additional paid-in capital	12,570	9,982
Retained earnings	10,867	8,524
Common stock held in treasury	(56)	(40)
Total stockholders' equity	26,760	21,481
Total liabilities and stockholders' equity	$33,538	$25,479